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                                                                     EXHIBIT 2.6
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                                    FORM OF
                     NON-COMPETITION AND SUPPORT AGREEMENT
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     This Non-Competition Agreement dated as of _________ ____, 1999 (the
"Agreement"), is entered into by and between Thomas N. Castronovo ("Covenantor") and PrivateBank & Trust Company ("Private").

                              W I T N E S S E T H
                              - - - - - - - - - -

     WHEREAS, PrivateBancorp, Inc., a Delaware corporation, ("Bancorp") owns 100% of the issued and outstanding shares of Private, and Towne Square Financial Corporation, a Delaware corporation ("TSFC"), and the stockholders of TSFC are currently negotiating an Agreement and Plan of Reorganization dated as of June 24, 1999 (the "Merger Agreement") providing, among other things, for the acquisition by Bancorp of all of the outstanding common stock of TSFC (the "Merger");

     WHEREAS, Covenantor and Private have entered into an Employment Agreement dated as of _________ ____, 1999 ("Employment Agreement") providing, among other things, for Covenantor to serve as Managing Director of the St. Charles office of Private (the "Office"), or in the event Private does not receive regulatory approval to establish the Office, a position with comparable duties and responsibilities, and, pursuant to the Merger, Private will commit the capital and other resources necessary to complete the business plan of TSFC by establishing such St. Charles office of Private;

     WHEREAS, Covenantor acknowledges that as Managing Director of the Office he will be responsible for the growth, development and success of the Office, and he will become familiar with the customers and related customer information of Private; and

     NOW, THEREFORE, in consideration of and as a condition and inducement to Private entering into the Merger Agreement and entering into the Employment Agreement with Covenantor, and in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, Covenantor and Private agree as follows:

     1.   Covenants.
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          (a)  Covenantor acknowledges that Private by nature of its business has a legitimate and protectable interest in its prospects, clients, customers and employees with whom it has established or may establish business relationships as a result of a substantial investment of time and money by Private, and but for his employment hereunder, he would not have had contact with, or the financial or other resources necessary to take advantage of the business opportunities related to such prospects, clients, customers and employees. Covenantor agrees that during the period of his employment with Private and for a period of one (1) year after termination of his employment for any reason (the "Non-Compete Period"); provided, however, that the Non-Compete Period shall
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remain in full force for so long as Covenantor receives severance benefits pursuant to the Employment Agreement; and further provided, that in all events the Non-Compete Period shall remain in full force and effect for a minimum of three (3) years from the date hereof, he will not (except in his capacity as an employee of Private) directly or indirectly, for his own account, or as an agent, employee, director, owner, partner, or consultant of any corporation, firm, partnership, joint venture, syndicate, sole proprietorship or other entity which has a place of business (whether as a principal, division, subsidiary, affiliate, related entity, or otherwise) located within the Market Area (as hereinafter defined):

               (i) solicit or induce, or attempt to solicit or induce any prospect, client or customer of Private or its affiliates not to do business with Private or any of its subsidiaries or affiliates; or

               (ii) solicit or induce, or attempt to solicit or induce, any employee or agent of Private or any of its affiliates to terminate his or her relationship with Private or any of its affiliates.

          (b) In the event Covenantor is entitled to benefits pursuant to Paragraph 8(c) in the Employment Agreement relating to a change in control, the non-compete obligations (as provided for in Section 1(a) above) shall not apply.

          (c) For purposes of this Agreement, "Market Area" shall be an area encompassed within a ten (10) mile radius surrounding the Office's intended location of 24 South Second Street, St. Charles, Illinois 60174.

          (d) The foregoing provisions shall not be deemed to prohibit (1) Covenantor's ownership, not to exceed five percent (5%) of the outstanding shares, of capital stock of any corporation or (2) Covenantor serving as a director of other corporations and entities to the extent these directorships do not inhibit the performance of his duties hereunder or conflict with the business of Private.

     2.   Support of Private and the Office; Duty of Loyalty.  Covenantor
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recognizes, that during the period of his employment with Private, he owes an undivided duty of loyalty to Private and agrees to devote his entire business time and attention to the performance of said duties and responsibilities. Covenantor agrees to use his best efforts to promote, support and develop the business of Private and the Office during the term hereof in every way practicably feasible, by the introduction of business opportunities, new customers, cross-marketing opportunities, by leadership of the Advisory Board of the Office, by other actions of civic involvement and the like. Covenantor also promises not to take any action, or allow any action to occur, whether intentional or not, which is not taken in good faith and/or is against the best interests of Private and the Office, or to disparage such entities, or to cause such entities to be subject to public criticism or disregard.

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     3.   Remedies.  Covenantor acknowledges that the covenants and agreements
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which he has made in this Agreement are reasonable and are required for the reasonable protection of Bancorp's purchase of TSFC and the establishment of the Office. Covenantor agrees that the breach of any covenant or agreement contained herein will result in irreparable injury to Private, and that in addition to all other remedies provided by law or in equity with respect to the breach of any provision of this Agreement, Private, Bancorp and their successors and assigns will be entitled to enforce the specific performance by Covenantor of his obligations hereunder and to enjoin him from engaging in any activity in violation hereof and that no claim by Covenantor against Private, Bancorp or their successors or assigns will constitute a defense or bar to the specific enforcement of such obligations. In the event of a lawsuit, the prevailing party shall be entitled to recover from the other party reasonable attorney's fees and costs of litigation. In the event of a breach or a violation by Covenantor of any of the provisions of this Agreement, the running of the Non-Compete Period (but not of Covenantor's obligations hereunder) shall be tolled during the period of the continuance of any actual breach or violation.

     4.   Partial Invalidity.  The various covenants and provisions of this
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Agreement are intended to be severable and to constitute independent and distinct binding obligations. Should any covenant or provision of this Agreement be determined to be void and unenforceable, in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision or part thereof, and such covenant or provision or part thereof shall be deemed modified to the extent required to permit enforcement. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and Covenantor hereby agrees that such scope may be judicially modified accordingly.

     5.   Assignment.  Covenantor agrees that this Agreement may be assigned by
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Private to any direct or indirect majority owned affiliate of Private and/or
Bancorp, and that upon such assignment, such affiliate shall acquire all of Private's rights under this Agreement, including, without limitation, the right of assignment set forth in this Section 5.

     6.   No Strict Construction.  The language used in this Agreement will be
          ----------------------
deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

     7.   Notice.  Any notice or other communication required or permitted to be
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given hereunder shall be determined to have been duly given to any party or parties:

          (a) upon delivery to the address of such party or parties specified below if delivered in person or by courier, or if sent by certified or registered mail (return receipt requested), postage prepaid, or

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          (b)  one business day following dispatch if transmitted by confirmed telecopy or other means of facsimile, in any case to the party or parties at the following address(es) or telecopy number(s), as the case may be:

          If to Covenantor:

          Mr. Thomas N. Castronovo
          2nd & Main Partners, LLC
          1536 Fargo Boulevard
          Geneva, Illinois  60134

          If to Private:

          PrivateBancorp, Inc.
          Ten North Dearborn
          Chicago, Illinois  60602
          Attention:  Ralph B. Mandell

          with a copy to:

          Vedder, Price, Kaufman & Kammholz
          222 North LaSalle Street
          Suite 2600
          Chicago, Illinois  60601-1003
          Attention:   Daniel O'Rourke, Esq.

     8.   Waiver of Breach.  The waiver by either party hereto of a breach of
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any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

     9.   Applicable Law.  This Agreement shall be governed by, and construed
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and enforced in accordance with, the laws of the State of Illinois, without giving effect to the principles of conflicts of laws thereof.

     10.  Entire Understanding.  This Agreement and the agreements referred to
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herein constitute the entire understanding and shall not be changed, altered, or modified except by the written consent of both parties.

     11.  Binding Effect.  This Agreement shall be binding upon Covenantor's
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executors, administrators, legal representatives, heirs and legatees and the successors and permitted assigns of Private.

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                              [SIGNATURES FOLLOW]

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     IN WITNESS WHEREOF, the party has executed this Non-Competition and Support
Agreement on the date first above written.


                                    THOMAS N. CASTRONOVO


                                    _________________________________________


                                    PRIVATEBANCORP, INC.


                                    By:______________________________________
                                    Its:_____________________________________

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